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Exhibit 10.39

AMENDMENT NO. 6 TO LOAN AGREEMENT

        THIS AMENDMENT NO. 6 TO LOAN AGREEMENT (this "Amendment"), dated and effective as of December 1, 2008, is entered into by and between Union Bank of California, N.A. ("Bank") and Crocs, Inc., a Delaware corporation ("Borrower"), with reference to the following facts:

RECITALS

        A.    Borrower and Bank are parties to that certain Loan Agreement, dated as of May 8, 2007 (as heretofore amended, the "Loan Agreement"), pursuant to which Bank has provided Borrower with certain credit facilities.

        B.    Borrower has requested that Bank amend the Loan Agreement as set forth below.

        C.    Bank is willing to grant such amendment on the terms and conditions set forth below.

        NOW THEREFORE, in consideration of the amendment and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

        1.     Initially capitalized terms used in this Amendment (including without limitation in the recitals hereto) without definition shall have the respective meanings given thereto in the Loan Agreement.

        2.     Section 1.1.1 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

        "1.1.1 The Committed Loan.    Bank has loaned to Borrower the principal amount of Twenty Two Million Four Hundred Twenty One Thousand Five Hundred Dollars ($22,421,500). The foregoing loan hereafter is referred to as the 'Committed Loan.' The proceeds of the Committed Loan have been used for Borrower's general working capital purposes and for the issuance of letters of credit. Borrower may not request and Bank shall not make additional advances or issue additional letters of credit hereunder. Borrower may repay, but not reborrow, all or a part of the Committed Loan in amounts of not less than Five Hundred Thousand Dollars ($500,000) in accordance with the terms of the Committed Note (defined below). The Committed Loan shall be repaid on or before December 31, 2008, at which time all unpaid principal and interest on the Committed Loan shall be due and payable. The Committed Loan shall be evidenced by Bank's standard form of commercial promissory note (the 'Committed Note'). Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed correct. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed."

        3.     References in the Loan Agreement and/or other Loan Documents to the "Revolving Loan" shall mean and refer to the "Committed Loan."

        4.     If the amount outstanding under the Committed Loan shall at any time exceed the sum of (A) 70% of the gross domestic accounts receivable of Borrower, and (B) 40% of the gross domestic inventory of Borrower, Borrower shall immediately pay down the principal amount outstanding under the Revolving Loan in cash, in the amount of such excess.

        5.     Bank hereby waives Borrower's failure to deliver to Bank, by November 26, 2008, Borrower's projected weekly cash flow statement for January and February 2009. Borrower shall deliver to Bank, by December 9, 2008, Borrower's projected weekly cash flow statement for the first quarter of 2009. Such projections shall be in form and content reasonably acceptable to Bank.

        6.     The effectiveness of this Amendment shall be subject to the prior satisfaction of each of the following conditions:

          (a)   Bank shall have received an original of this Amendment, duly executed by Borrower; and

          (b)   Borrower shall have executed and delivered to Bank the Committed Note and such other documents and instruments as Bank may reasonably request; and

          (c)   Borrower shall have paid Bank all legal fees and expenses incurred in connection with this Amendment, estimated not to exceed $5,000, which may be debited from any of Borrower's accounts with Bank.

        7.     All representations and warranties made in the Loan Agreement or in any other documents or instruments relating thereto, including without limitation any Loan Documents furnished in connection with this Amendment, after giving effect to this Amendment, shall survive the execution and delivery of this Amendment and the other Loan Documents, and nothing shall affect the representations and warranties or the right of Bank to rely thereon.

        8.     Borrower is not aware of any events which now constitute, or with the passage of time or the giving of notice, or both, would constitute, an Event of Default under the Loan Agreement as amended by this Amendment.

        9.     The Loan Agreement, each of the other Loan Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms of this Amendment, or pursuant to the terms of the Loan Agreement as amended hereby, are hereby amended so that any reference therein to the Loan Agreement shall mean a reference to the Loan Agreement as amended hereby.

        10.   The Loan Agreement and the other Loan Documents remain in full force and effect and Borrower herby ratifies and confirms its agreements and covenants contained therein. Borrower hereby confirms that, after giving effect to this Amendment, no Event of Default exists as of the date hereof.

        11.   Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

        12.   THIS AMENDMENT AND ALL OTHER LOAN DOCUMENTS EXECUTED PURSUANT HERETO SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN THE STATE OF CALIFORNIA AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

        13.   This Amendment is binding upon and shall inure to the benefit of Bank and Borrower and their respective successors and assigns; provided that Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Bank.

        14.   This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

        15.   THIS AMENDMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS AS WRITTEN, REPRESENTS THE FINAL AGREEMENT BETWEEN BANK AND BORROWER AS TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN BANK AND BORROWER.

[Balance of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have entered into this Amendment by their respective duly authorized officers as of the date first above written.

CROCS, INC.

By:	/s/ Russ Hammer
Printed Name:	Russ Hammer
Title:	Chief Financial Officer & SVP

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ JON STRAYER
Printed Name:	Jon Strayer
Title:	SVP

[Signature Page to Amendment No. 6 to Loan Agreement]

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  Exhibit 10.39